                                 EXHIBIT 5.1
                                 -----------
                                 May 19,1995

National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

      Re: Shares of Common Stock, par value $4.00 per share, of National City Corporation to be Registered in connection with the Merger of United Bancorp of Kentucky, Inc. with and into National City Corporation


Gentlemen:

        As counsel for National City Corporation ("NCC") I am delivering this opinion in connection with the Merger (the "Merger") of United Bancorp of Kentucky, Inc. ("UBK") with and into NCC in accordance with the Agreement and Plan of Merger, dated as of January 12, 1995 (the "Merger Agreement"), by and between UBK and NCC, pursuant to which NCC may issue and deliver up to 2,482,079 shares of its common stock, par value $4.00 per share (the "Shares").

        I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon I am of the opinion that the shares of common stock which may be exchanged will be, when exchanged or transferred, validly issued, fully paid and non-assessable so long as the consideration received or to be received by NCC is at least equal to the par value of such shares.

        I hereby consent to the filing of this opinion as to the Registration Statement on Form S-4 filed by NCC to effect registration of the Shares in connection with the Merger under the Securities Act of 1933, and to the reference to me under the caption "LEGAL OPINIONS" in the prospectus comprising a part of such Registration Statement.

                                            Very truly yours,


                                            /s/Carlton E. Langer

                                            Carlton E. Langer
                                            Assistant Secretary